EXHIBIT 99.1

Hanmi Financial Corporation Responds to
Recent Media Reports
LOS ANGELES — January 22, 2010 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank (“Hanmi”), today responded to various reports and market rumors relating to the Company’s reported negotiations with Woori Finance Holdings of Seoul, Korea. In a telephone conversation with Cho Hwan Dong, a correspondent of The Korea Times in Los Angeles, California, that occurred on January 19, 2010, Joseph K. Rho, Chairman of the Board of Hanmi, acknowledged that he had visited Korea to speak with potential investors, including Woori Finance Holdings. The Korea Times article on January 20, 2010 regarding the above conversation contains information not discussed and is filled with inaccuracies.
While Hanmi recognizes that various media sources are circulating certain rumors relating to the specific terms and conditions of a potential transaction with Woori, such information has not been disclosed or confirmed by Hanmi nor its related parties. In an attempt to address inaccuracies in Korea Times article, on January 20, President Jay S. Yoo commented to the Korea Times and other members of the Korean press that Hanmi Bank cannot make any comments regarding its effort to raise capital at this time. Hanmi Bank also formally demanded that Korea Times retract the subject article. Hanmi maintains its policy to refrain from commenting on market rumors.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington state. Hanmi Bank specializes in commercial, Small Business Administration (“SBA”) and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.
Contact:
David Yang
Investor Relations and Corporate Planning
213-637-4798
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